UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT FILED PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported):

February 3, 2004

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

630 FIFTH AVENUE, SUITE 2100

NEW YORK, NEW YORK 10111

(Address of principal executive offices and zip code)

(212) 994-8200

(Registrant’s telephone number, including area code)

ITEM 5.	Other Events.

On September 22, 2003, the Securities and Exchange Commission (the “Commission”) declared effective the Registration Statement on Form S-3 of Antigenics Inc. (the “Company”) (Registration No. 333-104832) which permits the Company to issue up to an aggregate of $100,000,000 of common stock, preferred stock and debt securities.

The Company has filed with the SEC a prospectus, consisting of a prospectus supplement dated February 3, 2004, together with base prospectus dated September 22, 2003. The prospectus contemplates the sale of 5,000,000 shares (plus an additional 750,000 shares if the underwriters’ over-allotment is exercised in full) pursuant to an underwriting agreement entered into among the Company and UBS Securities LLC, Needham & Company, Inc. and Ryan Beck & Co., Inc. dated February 3, 2004 (the “Underwriting Agreement”). The underwritten shares will be sold to the underwriters for $9.975 per share, and the initial public offering price for the underwritten shares will be $10.50 per share. The Company expects to receive approximately $49.5 million in net proceeds from the offering, which is subject to closing conditions.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement, the Company is filing the Underwriting Agreement and an opinion the Company received from its counsel regarding the validity of the shares to be sold pursuant to the prospectus.

ITEM 7.	Financial Statements, Pro Forma Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Underwriting Agreement dated February 3, 2004 by and among Antigenics Inc. and UBS Securities LLC, Needham & Company, Inc. and Ryan Beck & Co., Inc.

5.2	Opinion of Ropes & Gray LLP.

23.3	Consent of Ropes & Gray LLP (included as part of its opinion filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: February 3, 2004	By:	/s/ GARO H. ARMEN, PH.D.

Name: Garo H. Armen, Ph.D. Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

The following designated exhibits are filed herewith:

Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement dated February 3, 2004 by and among Antigenics Inc. and UBS Securities LLC, Needham & Company, Inc. and Ryan Beck & Co., Inc.

5.2	Opinion of Ropes & Gray LLP.

23.3	Consent of Ropes & Gray LLP (included as part of its opinion filed herewith).